SEPARATION AGREEMENT

SEPARATION AGREEMENT (the “Agreement”) dated as of November 5, 2009 by and between INVENTIV HEALTH, INC. (the “Company”) and TERRELL HERRING, an individual (the “Executive”).

WHEREAS, the Company and Executive are parties to an Amended & Restated Employment Agreement dated as of December 24, 2008 (the “Employment Agreement”) and the parties hereby intend to completely resolve all issues relating to the employment of Executive, including compensation and benefits, and the termination of Executive’s employment with the Company effective  December 30, 2009 (the “Effective Date”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to the following:

ARTICLE I.  PAYMENTS BY THE COMPANY

1.01 Payment; Assistance. Executive will be paid his salary through the Effective Date through the course of normal payroll cycles.  As consideration for Executive entering into this Agreement, and for Executive’s compliance with the obligations of Executive hereunder, the Company also agrees to pay to Executive the sum of Seven Hundred Fifty Thousand Dollars ($750,000), less normal payroll withholdings required by federal, state, and/or local law (“Payment”). The Payment will made on or about January 31, 2010.  In consideration of the Payment, for a period of not more than 90 days following the Effective Date, Executive will provide such advice and assistance in connection with transitional, client retention and business development matters as may reasonably be requested by the Company, it being understood that Executive will employ commercially reasonable, good faith efforts to cooperate and assist in the transition of his responsibilities, retention of clients and continuity in business development with clients with whom Executive has established relations; provided, however, such advice and consultation will be limited to such time as Executive may reasonably make available in light of his expected full time engagement on other business matters following the Effective Date.

ARTICLE II. BENEFITS

2.01 Vacation. Executive acknowledges that Executive is entitled to no payments in respect of any unused vacation time or other leave.

2.02 Life Insurance. Executive’s eligibility for basic and voluntary life insurance ends on the Effective Date.   Executive is eligible to port or convert Executive’s basic life insurance within 31 days of termination.  Executive is eligible to convert Executive’s voluntary life insurance within 31 days of termination.

2.03 Healthcare Coverage Continuation. Executive will continue to receive healthcare coverage through the Effective Date.  Executive will have the option to continue coverage for an additional period of up to eighteen (18) months or longer as provided by law, effective the first of the month following the date of termination.  In order to continue health care coverage, Executive must elect the continuation by submitting the completed election form.  If Executive elects to continue health care coverage under COBRA thereafter, Executive will be responsible for paying the subsequent COBRA premium within the timeframes set forth by COBRA.

2.04           Stock Incentives.  Executive and the Company agree that effective upon the Effective Date, except as expressly provided in the last sentence of this Section 2.04, all stock option, restricted stock grant or other stock incentive agreements to which Executive is party with the Company, and all unvested grants and awards thereunder, shall terminate immediately and shall be of no further force or effect, it being the intent and understanding of the parties that the Payment shall be in lieu of any other compensation or benefits hereunder, including any payments provided under the Employment Agreement, any stock-related incentives, consideration for the advice and assistance to be provided by Executive hereafter, service as a member of the Board of Directors of the Company after the Effective Date or any other services provided by Executive in any capacity following the Effective Date. Notwithstanding the immediately preceding sentence, and in accordance with the Company’s 2006 Stock Incentive Plan (i) all shares underlying any restricted stock grants that have vested in accordance with their terms prior to the Effective Date shall not be forfeited hereby and shall, to the extent such shares not have been sold or otherwise disposed of by Executive, remain the property of Executive, and (ii) all stock options that have vested and remain unexercised as of the Effective Date shall not terminate immediately upon the Effective Date, but instead such vested stock options shall remain exercisable by Executive for the remaining period of the term of the applicable option but in no event beyond the ninetieth (90th) day following termination of Executive’s service as a member of the Board of Directors of the Company, upon which date all such options, to the extent not exercised prior thereto, shall be terminated.

2.05 No Other Compensation or Benefits.  Except as expressly provided above, all health and welfare benefits, and other fringe benefits, compensation or allowances of any kind, in respect of Executive’ employment by the Company shall terminate as of the Effective Date and except as expressly provided herein Executive shall not be entitled to any other payments or compensation of any kind, including without limitation under the Employment Agreement..

2.06 Resignation of Offices.  On the Effective Date, Executive hereby tenders his resignation of all offices held by Executive at the Company and its subsidiaries.  In addition, Executive hereby tenders his resignation as a member of the Board of Directors of each of the subsidiaries of the Company.  Executive and the Company currently intend that Executive will continue to serve as a member of the Board of Directors of the Company until the next annual meeting of shareholders, provided that Executive shall not be entitled to any additional compensation or vesting of equity incentives, all of which shall be terminated and retired as provided in Section 2.04 above upon the execution and delivery of this Agreement.

2.07            Indemnification.  Executive shall continue to be indemnified and held harmless for actions taken during the period of his service in his capacity as an officer  and director of the Company and its subsidiaries to the fullest extent such indemnification is currently provided and consistent with applicable law.

ARTICLE III. RELEASE

3.01 In consideration of the Payment and other benefits provided hereunder, Executive, on Executive’s own behalf and on behalf of any spouse, heirs, dependents, beneficiaries, executors, attorneys, administrators, successors, and assigns (collectively, the “Releasors”), agrees to release and discharge the Company and any parent, subsidiary, affiliate, successor, predecessor, or otherwise related companies, and the past, present, and future employees, agents, officers, attorneys, directors, owners, members, shareholders and employee benefit programs of any of them, and their agents and insurers (collectively, the “Releasees”), from all claims, demands, liabilities, or causes of action, known or unknown, of any nature whatsoever, from the beginning of time until the Effective Date, which the Releasors have or may have against the Releasees, including without limitation claims related to Executive’s employment with the Releasees or the termination of that employment, provided, however, that nothing in this Agreement shall either waive any rights or claims of Executive that arise after the Effective Date or impair or preclude Executive’s right to take action to enforce the terms of this Agreement.  Executive’s release includes any rights or claims Executive may have under any federal, state or local ordinances, statutes or common law, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act (ERISA), the Family and Medical Leave Act, or any other federal, state or local laws or regulations prohibiting employment discrimination or regulating employment or termination of employment, to the fullest extent such claims may be released under the law.  This also includes a release by Executive of any claims for wrongful discharge, breach of contract, severance pay, overtime pay, vacation pay, bonus, or commissions and any common law claims whatsoever, to the fullest extent such claims may be released under the law.

3.02 Nothing in this Agreement shall be construed as an admission of liability by the Releasees, and the Releasees specifically disclaim liability to or wrongful treatment of the Executive or the Releasors.

3.03 Executive represents that Executive has not filed any complaints or charges against Employer with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that Executive will not seek to recover on any claim released in this Agreement.

ARTICLE IV.   NON-COMPETITION & NON-SOLICITATION

In consideration of the Payment, following the Effective Date and for the period set forth therein and, in the case of Sections 4(a), (b) and (c) thereof, for a period of 24 months following the Effective Date, Executive agrees to comply with and observe each of the provisions of Section 4 of the Employment Agreement in respect of non-competition, non-solicitation, confidentiality and each of the other matters specified therein, as if such provisions were set forth herein.  Executive acknowledges that his agreement to comply with his obligations following the Effective Date under Section 4 of the Employment Agreement, as amended hereby, is a material inducement for the Company to enter into this Agreement and to make the Payment to Executive hereunder.

ARTICLE V.   PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT

Executive acknowledges that he has been given a period of twenty-one (21) calendar days to review and consider this Agreement before signing it. Executive represents and agrees that Executive has had an adequate opportunity to consult with an attorney if Executive so desires, that Executive has carefully read and fully understands all of the provisions of this Agreement, that Executive has been given a reasonable time within which to consider this Agreement, and that Executive is voluntarily entering into this Agreement.

ARTICLE VI.   BINDING AGREEMENT

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, representatives, executors, parents, successors, affiliates, and assigns.

ARTICLE VII.   CONFIDENTIALITY

In connection with Executive’s employment at the Company, Executive has or may have been exposed to certain information, material and data relating to the Company, its subsidiaries and affiliates, and the personnel and business plans for the Company and its subsidiaries and affiliates, all of which are strictly confidential.  Executive shall keep such information strictly confidential and shall not release or divulge such information to any third party whatsoever, without the prior written permission of the Company, except as required by law.    The parties agree that the terms of this Agreement are confidential, and neither party shall disclose the terms hereof to any other person or entity (other than affiliates, attorneys, accountants and other entities or persons of or retained by such party, who then themselves shall be subject to these confidentiality restrictions), without the prior written permission of the other party hereto, except as required by law. The foregoing agreements shall be in addition to and not in limitation of the confidentiality obligations of Executive under Section 4 of the Employment Agreement.

ARTICLE VIII.   REVOCATION PERIOD

This Agreement will not become effective or binding on the parties until seven (7) calendar days after it is signed, during which time Executive may revoke this Agreement if Executive wishes to do so.  Any revocation must be in writing and directed to David Bassin, Chief Financial Officer of the Company. Upon completion of the seven (7) day period, this agreement will become binding and effective without rights of revocation.

ARTICLE IX.  MISCELLANEOUS

9.01 The parties agree that any dispute or action relating to a breach of this Agreement shall be resolved through binding arbitration which shall be governed by the American Arbitration Association (“AAA”), and the arbitration proceeding shall take place in the Central New Jersey area.

9.02 Executive acknowledges that no representations other than those contained herein have been made to Executive to induce or influence Executive’s execution of this Agreement and that Executive has entered into it knowingly and voluntarily. This Agreement sets forth the entire agreement between the parties, and except as set forth herein, fully supersedes any and all prior oral or written agreements or understandings between the parties pertaining to the subject matter of this Agreement; provided, however that nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of Executive that by its terms continues after Executive’s separation from employment with the Company.   This Agreement can be modified or amended only by express written consent signed by both Executive and the Company.

9.03 Each of Executive and the Company agrees not to make any negative, derogatory, or disparaging comments about or critical of the other and their respective affiliates and personnel., including but not limited to Executive’s employment with the Company, the Company’s work product, or any other dealings of any kind between Executive and the Company, to any third party, specifically including, without limitation, any past, present or prospective employee of the Company or any past or present customer or client of the Company.  This paragraph shall not apply to communications with legal counsel and other advisors, any disclosure or statement relating to any proceeding to enforce the terms of this Agreement, or as expressly authorized by law or lawful process.

9.04 If any provision in this Agreement is found to be unenforceable, invalid or illegal, all other provisions will remain fully enforceable.  Executive agrees that if the release set forth herein in invalid or unenforceable, or was not entered into knowingly or voluntarily, Executive will, at the Company’s option, either return any payments made to Executive or execute a release in a form satisfactory to the Company that is lawful and enforceable.

9.05           Executive agrees to cooperate fully with the Company regarding any litigation, arbitration, administrative proceedings, investigations, or other matters of a similar nature involving the Company.  If Executive is subpoenaed or otherwise contacted by any party regarding any such matter, Executive agrees immediately to notify the Company.  The Company agrees to provide reimbursement for Executive's reasonable and pre-approved expenses associated with this cooperation.

9.06           Executive agrees that the Company and any affiliated or related companies shall have no obligation to reemploy Executive in the future.

9.07           As a material condition of this Agreement, Executive further represents and warrants that Executive has transferred, or will transfer to the Company within five (5) days after the Effective Date, all property of and documents relating to the Company which came into Executive’s possession or were developed by Executive in the course of Executive’s employment with the Company, including but not limited to  files, keys, cell phone, reports, customer lists, computers, records and furniture (collectively, “Company Property”).  Executive further represents and warrants that Executive has retained no copies of any such materials or other items; and further, if Executive should discover that any such materials or other items, or copies thereof, are in Executive’s possession or control, Executive will promptly return them to the Company without disclosure to others.  All payments hereunder are contingent on Executive’s return of any and all the Company Property.  Notwithstanding the foregoing, the Company agrees to provide Executive reasonable access to the Company’s offices and an email account until the Effective Date on such terms and conditions as the parties mutually shall agree.

Read this document carefully before signing.  It contains a general release of legal claims.

Executive Printed Name:   TERRELL HERRING

Signature:        /s/ Terrell Herring                                                                   Date: November 5, 2009

INVENTIV HEALTH, INC.

By:                   /s/ R. Blane Walter                                           Date: November 5, 2009
Title:     Chief Executive Officer